Exhibit 16.1

Grant Thornton Zhitong Certified Public Accountants LLP
15/F Scitech Place
Jianguomen Wai Avenue
Beijing 100004, China
T +86 10 8566 5588
F +86 10 8566 5050
www.grantthornton.cn

Securities and Exchange Commission

We have read Sinovac Biotech Ltd.’s statements included in the section titled “Changes in Registrant’s Certifying Accountant; Non-Reliance on Previously Issued Audit and Internal Control Over Financial Reporting Opinions” of its Form 6-K dated April 21, 2025 and agree with those statements concerning our firm. We have no basis to agree or disagree with the other statements contained therein.

Grant Thornton Zhitong Certified Public Accountants LLP

Beijing, China

April 21, 2025